Exhibit 4.2
AMENDMENT TO
RIGHTS AGREEMENT

This AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of April 11, 2024, by and between HF Foods Group Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), a New York limited liability trust company (the “Rights Agent”). The Company and the Rights Agent are referred to individually herein as a “Party” and collectively herein as “Parties.” All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in that certain Rights Agreement dated as of April 11, 2023, by and between the Company and the Rights Agent (the “Rights Agreement”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the Parties hereby agree as follows:

1.Amendments:

(a) Paragraph (y) of Section 1 of the Agreement is amended by removing the reference to “April 11, 2024” and replacing it with “April 11, 2025”.

(b) Exhibit B to the Agreement is amended by removing the reference to “April 11, 2024” and replacing it with “April 11, 2025”.

(c) Exhibit C to the Agreement is amended by removing the reference to “April 11, 2024” and replacing it with “April 11, 2025”.

(d) The second sentence of the third paragraph of Exhibit C to the Agreement is amended by adding to the end of such sentence the phrase “and as an exhibit to a Registration Statement on Form 8-A/A filed on April 11, 2024”.

2.Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall continue to be subject to its terms and conditions.

3.Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded terms, provisions, covenants or restrictions shall adversely affect the rights, immunities, liabilities, duties, responsibilities or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

4.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

5.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.

6.Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

HF FOODS GROUP INC.

By: _ /s/ Xiao Mou Zhang
Name: Xiao Mou Zhang
Title: Chief Executive Officer

EQUINITI TRUST COMPANY, LLC,
as Rights Agent

By: _ /s/ Adam Berke
Name: Adam E. Berke
Title: EVP, Chief Customer Officer